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SEC 1473  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
(02-02) CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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 FORM 3                                                   OMB APPROVAL
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                                                  OMB Number: 3235-0104
                                                  Expires: January 31, 2005
                                                  Estimated average burden
                                                  hours per response ... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR SECTION 30(f)
                     OF THE INVESTMENT COMPANY ACT OF 1940


(Print or Type Responses)

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name AND Ticker or        6. If Amendment, Date
     Baker,     Heather                       Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)            Harmony Trading Corp. ("HRMY")       (Month/Day/Year)
     (Last)     (First)     (Middle)             04/09/02                ----------------------------------
       7 Cedar Avenue                      ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. I.R.S. Identification           Person(s) to Issuer            7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
 Pointe Claire, Quebec H9S 4X9 Canada         Person, if an entity         X   Director          10% Owner      Applicable Line)
--------------------------------------        (voluntary)                -----            -----                X    Form filed by
      (City)      (State)      (Zip)                   N/A                  X   Officer           Other       ----- One Reporting
                                           ----------------------------  ----- (give      -----  (specify           Person
                                                                                title below)      below)            Form filed by
                                                                               President, CEO                -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock                                                                                                 Through ownership of
$.000333 par value                               308,334 shares                      (I)                     3073815 Canada, Inc.
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
                                  TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Underlying Derivative          sion or       ship        Beneficial Ownership
                                    Expiration Date    Security (Instr. 4)            Exercise      Form of     (Instr. 5)
                                    (Month/Day/                                       Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Securities:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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N/A
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:




          /s/ Heather Baker                               April 18, 2002
          -----------------------------------             --------------
            **Signature of Reporting Person                    Date

*     If the form is filed by more than one reporting person, see
      Instruction 5(b)(v).

**    Intentional misstatements or omissions of facts constitute
      Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Form copied from: http://www.sec.gov/divisions/corpfin/forms/form3.htm

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